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                                                                    Exhibit 23.1

                        Consent of Independent Auditors


The Board of Directors
Primus Knowledge Solutions, Inc.:


We consent to the incorporation by reference in the registration statements (Nos. 333-82059 and 333-33088) on Form S-8 of Primus Knowledge Solutions, Inc. of our report dated March 6, 2000, relating to the consolidated balance sheets of Primus Knowledge Solutions, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related financial statement schedule, which report appears in the Form 8-K of Primus Knowledge Solutions, Inc. dated June 30, 2000.

/s/ KPMG LLP

Seattle, Washington
June 30, 2000